EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-103572, 333-111175, 333-119218, 333-119225, 333-119232, 333-130142, 333-145612, 333-152992, 333-72878, 333-13077, 333-44434, 333-83691, 333-41039, 333-162820 and 333-168626 on Form S-8 of our report dated February 21, 2013, relating to the Consolidated Financial Statements of CEC Entertainment, Inc., and the effectiveness of CEC Entertainment, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of CEC Entertainment, Inc. for the year ended December 30, 2012.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 21, 2013